Exhibit 99.1

NEWS RELEASE Contacts: Media – John Vigeland (920) 429-4132 Investor Relations (920) 429-7039

SHAREHOLDERS OF SHOPKO STORES, INC. APPROVE

MERGER WITH AN AFFILIATE OF SUN CAPITAL PARTNERS, INC.

GREEN BAY, Wis. (December 23, 2005) ShopKo Stores, Inc. (NYSE: SKO), announced today its shareholders overwhelmingly approved the merger agreement with an affiliate of Sun Capital Partners, Inc.  Under the terms of the merger agreement, ShopKo shareholders will receive $29.00 in cash for each share of ShopKo Stores, Inc. common stock they own plus an increase in the per share price at the rate of 6 percent per annum each day beginning on December 15, 2005 through and including the closing date of the merger.

Approximately 96.5 percent of shareholders present and voting voted for adoption of the merger agreement.  The number of shares voting to adopt the merger agreement represents approximately 71.8 percent of the total number of shares outstanding and entitled to vote.

While ShopKo and the purchaser expect to close the merger before the end of 2005, the closing of the transaction cannot be predicted due to the volume of work to be completed during the holiday season.  Shareholders will receive a letter of transmittal from ShopKo’s transfer agent shortly after the merger is completed for them to complete and return with their stock certificates to obtain their per share merger consideration.

“Today we begin an exciting new chapter in the history of ShopKo,” said acting co-chief executive officer Paul White.  “Our new organization will be a healthy, more vibrant company and stronger in every aspect of our business than we would have been had we remained on our own.  We anticipate a very bright future for ShopKo with our new financial and strategic partners.”

Gary Talarico, managing director of Sun Capital Partners, Inc. added, “We are very pleased that one of our affiliates will be acquiring ShopKo Stores, Inc. and look forward to working with ShopKo’s employees and management to continue the company’s success in serving its customers and communities where Shopko stores are located.”

About ShopKo Stores, Inc.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 137 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 216 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

About Sun Capital Partners, Inc.
Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience.  Sun Capital affiliates have invested in and managed more than 100 companies worldwide since Sun Capital’s inception in 1995, with combined sales in excess of $22.0 billion. Sun Capital has offices in Boca Raton, Los Angeles, New York, and London.  For more information about Sun Capital Partners, Inc., visit www.SunCapPart.com.

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